Exhibit 99.1

1st Mariner Reports 2008 Results

Non-performing assets stabilize; Loans increase; Book Value ends quarter at $7.06 per share

BALTIMORE, MD (February 13, 2009) -- 1st Mariner Bancorp (Nasdaq: FMAR), parent company of 1st Mariner Bank and Mariner Finance, LLC, announced that its loss for the fourth quarter of 2008 totaled $9.060 million    (-$1.40 per diluted share) compared to a reported net loss for the quarter ended December 31, 2007 of $2.718 million (-$.43 per diluted share). For the full year ended December 31, 2008, 1st Mariner reported a net loss totaling $15.087 million (-$2.36 per diluted share), compared to a net loss of $10.063 million (-$1.57 per diluted share) for the year ended December 31, 2007. 1st Mariner reported its total assets ended 2008 at $1.307 billion, an increase of 5% from year-end 2007.

Edwin F. Hale, Sr., 1st Mariner’s chairman and chief executive officer, called the results disappointing, but noted that the tumultuous financial markets are creating new opportunities for 1st Mariner. Mr. Hale noted the following:

•	Despite widespread media reports of frozen credit markets, 1st Mariner’s total loans, including commercial, consumer and residential, increased by 14 percent year over year.
•	Residential loan production rose to record levels in January 2009.
•	1st Mariner is actively working with mortgage borrowers who are experiencing difficulties making payments.
•	The proposed acquisition of a large Baltimore competitor by an out-of-state bank creates opportunities for future growth for the bank.

“There is positive news behind the ugly headlines,” Mr. Hale said. “While many pundits assert that the credit markets are frozen, 1st Mariner continues to lend. Our mortgage loan originations increased 18% in 2008 and we experienced considerable growth in commercial loans and consumer loans. That momentum is continuing into 2009, as we closed $200 million in residential mortgage loans in January, the highest origination month in our history.”

Mr. Hale said 1st Mariner is continuing to work proactively with mortgage borrowers who are experiencing difficulties in keeping current with their loan payments, with the goal of reducing the necessity of foreclosures. “We are doing exactly what we believe a community bank should do,” Mr. Hale continued. “We are working to keep credit flowing. We are making loans to customers who want to buy houses, refinance their homes, purchase appliances or expand their businesses.”

Mr. Hale acknowledged that the paramount goal for 1st Mariner in 2009 is to return to profitability by reducing levels of non-performing assets and controlling operating expenses while capitalizing on the dramatic changes occurring among large national and superregional banks. Mr. Hale cited the pending acquisition of Provident Bankshares Corp. by M&T Bank Corp. “1st Mariner will likely be the largest locally owned bank in Baltimore by the middle of 2009. With our focus on local decision making and control, we will be well positioned for future growth,” Mr. Hale said.

Mr. Hale concluded by saying, “While the Treasury Department and state and federal banking agencies are prudently addressing the challenges in the current operating environment, 1st Mariner will continue to move forward aggressively and independent of government action to strengthen and position the bank for the future.”

Operating Summary

The reported loss for the fourth quarter of 2008 reflected significant credit related losses largely associated with residential real estate assets of approximately $8.5 million; comprised of $3.1 million in charges for the write-down, disposition or cost to maintain foreclosed property, $4.1 million in loan charge-offs, and a $1.3 million addition to the allowance for loan losses.  The fourth quarter loss also included non-cash charges for Other Than Temporary Impairment (OTTI) on two investment securities ($4.6 million) and mark-to- market on liabilities ($.7 million) that are carried at fair value that totaled $5.3 million.

•
Total revenue increased $1.116 million (7%) (Excluding non-cash charges for securities writedowns and losses on liabilities accounted for under fair value) compared to the 4th quarter of 2007, primarily reflecting strength in mortgage and finance company revenues.

•
While average earning assets grew by $62 million, a decline in the net interest margin to 3.56% from 4.03% last year resulted in a decrease in net interest income of $669 thousand (-6%). The lower margin resulted from the increase in non-performing assets, and decreases in non-interest bearing sources of funding.

•
The provision for loan losses totaled $5.357 million compared to $3.451 million in the corresponding quarter last year. Net charge-offs increased $1.481 million and included higher charge-offs of residential mortgage loans, residential construction loans, and modestly higher consumer finance charge-offs.   Management increased the allowance for loan losses to $16.776 million from $12.789 million (+31%) at December 31, 2007, totaling 1.71% of loans outstanding compared to 1.50% last year. The increase in the allowance is primarily related to higher levels of specific reserves for non-performing loans and increased allowance coverage for residential real estate exposures. Non-performing assets increased to $57.757 million (4.42% of total assets) from $43.370 million (3.48% of total assets) last year.  Non-performing loans totaled $55.702 million as of September 30, 2008. The increase is primarily attributable to higher levels of non-performing residential construction and development loans.

•
Non-interest income increased by $1.574 million (excluding non-cash charges for securities writedowns and losses on liabilities accounted for under fair value) (+26%), primarily due to stronger results in mortgage banking and finance company revenues.  Mortgage banking revenue increased $2.1 million due to increased pricing spreads on loans sold, and higher values derived from rate lock commitments in the company’s mortgage loan pipeline.

•
The Company recorded $4.632 million in losses on securities activities in the fourth quarter of 2008.  The Company recorded OTTI charges totaling $4.6 million relating to two pooled Collateralized Debt Obligations comprised primarily of banks. The amortized cost of the securities totaled $6 million and the associated OTTI charged reduced their carrying value to $1.4 million.

•
Non-interest expenses increased by $2.719 million (14%). Losses recorded for the write-down or sales of foreclosed properties increased by $1.556 million.  Professional services and other non interest expenses grew by $1.163 primarily reflecting higher regulatory compliance and loan workout costs. Excluding these items, operating expenses were flat.

Comparing balance sheet data as of December 31 2008, to December 31, 2007, total assets were $1.307 billion, compared to $1.246 billion last year. Loans outstanding increased $123 million (+14%). Commercial loans outstanding increased by $38 million (+8%), while Mariner Finance receivables increased by $24 million (+30%), and Bank consumer loans increased by $24 million (+30%). Residential mortgage loans grew by $53 million, while residential construction loans declined by approximately $17 million. Total mortgage loans originated totaled $254 million for the fourth quarter of 2008, compared to $283 million for the same period of 2007. Mortgage application volume in the fourth quarter increased substantially and the company closed $200 million in the month of January 2009, alone. Deposits totaled $950 million (+5%) compared to $904 million at December 31, 2007. Certificates of deposit increased $194 million, reflecting continued shift out of money market accounts that decreased by $101 million.  Non-interest bearing checking accounts decreased $35 million.

Stockholders’ Equity declined  by $19 million, which decreased 1st Mariner’s book value per share to $7.06 compared to $10.17 as of December 31, 2007. Capital Ratios at the end of the quarter for the holding company were as follows: Leverage Ratio = 4.3%; Tier 1 risk-based ratio = 5.0%; Total Capital Ratio = 9.9%.  All capital ratios exceed minimum requirement levels under current regulatory definitions.

1st Mariner Bancorp is a bank holding company with total assets of $1.307 billion.  Its wholly owned banking subsidiary, 1st Mariner Bank, (total assets $1.230 billion) operates 25 full service bank branches in Baltimore, Anne Arundel, Harford, Howard, Talbot, and Carroll counties in Maryland, the City of Baltimore, and Shrewsbury, Pennsylvania.  1st Mariner Mortgage, a division of 1st Mariner Bank, operates retail offices in Central Maryland, the Eastern Shore of Maryland, and Massachusetts.  1st Mariner Mortgage also operates direct marketing mortgage operations in Baltimore City.  Mariner Finance, LLC, (total assets $101 million) is a consumer finance subsidiary that currently operates branches in Maryland, Delaware, Virginia, New Jersey, and Tennessee.  1st Mariner Bancorp’s common stock is traded on the Nasdaq National Market under the symbol “FMAR”.  1st Mariner’s Web site address is www.1stMarinerBancorp.com, which includes comprehensive level investor information.

In addition to historical information, this press release contains forward-looking statements that involve risks and uncertainties, such as statements of the Company’s plans and expectations regarding efficiencies resulting from new programs and expansion activities, revenue growth, anticipated expenses, profitability of mortgage banking operations, and other unknown outcomes.  The Company’s actual results could differ materially from management’s expectations.  Factors that could contribute to those differences include, but are not limited to, changes in regulations applicable to the Company’s business, successful implementation of the Company’s branch expansion strategy, its concentration in real estate lending, increased competition, changes in technology, particularly Internet banking, impact of interest rates, possibility of economic recession or slowdown (which could impact credit quality, adequacy of loan loss reserve and loan growth) and control by and dependency on key personnel, particularly Edwin F. Hale, Sr., Chairman of the Board of Directors and CEO of the Company.

CONTACT: Mark A. Keidel, SVP/CFO of 1st Mariner Bancorp, +1-410-558-4281

FINANCIAL HIGHLIGHTS (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands, except per share data)
	For the three months ended December 31,
	2008	2007	$ Change	% Change
Summary of Earnings:
Net interest income	$10,468	$11,137	(669)	-6%
Provision for loan losses	5,357	3,451	1,906	55%
Noninterest income	2,345	5,933	(3,588)	-60%
Noninterest expense	22,821	20,102	2,719	14%
Loss before income taxes	(15,365)	(6,483)	(8,882)	-137%
Income tax benefit	(6,305)	(3,765)	(2,540)	67%
Net loss	(9,060)	(2,718)	(6,342)	-233%

Profitability and Productivity:
Return on average assets	-2.78%	-0.87%	-	-220%
Return on average equity	-63.75%	-1610.00%	-	96%
Net interest margin	3.56%	4.03%	-	-12%
Net overhead ratio	4.92%	4.54%	-	8%
Efficiency ratio	130.82%	117.76%	-	11%
Mortgage loan production	254,345	282,786	(28,441)	-10%
Average deposits per branch	39,593	36,198	3,395	9%

Per Share Data:
Basic loss per share	$(1.40)	$(0.43)	(0.97)	-227%
Diluted loss per share	$(1.40)	$(0.43)	(0.97)	-227%
Book value per share	$7.06	$10.17	(3.11)	-31%
Number of shares outstanding	6,452,631	6,351,611	101,020	2%
Average basic number of shares	6,452,772	6,336,480	116,292	2%
Average diluted number of shares	6,452,772	6,336,480	116,292	2%

Summary of Financial Condition:
At Period End:
Assets	$1,307,013	$1,246,822	60,191	5%
Investment Securities	52,232	81,948	(29,716)	-36%
Loans	978,696	854,920	123,776	14%
Deposits	950,233	904,953	45,280	5%
Borrowings and repurchase agreements	220,996	192,639	28,357	15%
Stockholders' equity	45,531	64,570	(19,039)	-29%

Average for the period:
Assets	$1,291,317	$1,236,838	54,479	4%
Investment Securities	59,373	83,981	(24,608)	-29%
Loans	953,076	849,960	103,116	12%
Deposits	944,584	901,341	43,243	5%
Borrowings and repurchase agreements	287,580	261,368	26,212	10%
Stockholders' equity	56,383	66,989	(10,606)	-16%

Capital Ratios:
Leverage	4.3%	6.9%	-	-37%
Tier 1 Capital to risk weighted assets	5.0%	8.2%	-	-39%
Total Capital to risk weighted assets	9.9%	14.2%	-	-30%

Asset Quality Statistics and Ratios:
Net Chargeoffs	4,049	2,568	1,481	58%
Non-performing assets	57,757	43,370	14,387	33%
90 Days or more delinquent loans	9,679	3,019	6,660	221%
Annualized net chargeoffs to average loans	1.70%	1.20%	-	42%
Non-performing assets to total assets	4.42%	3.48%	-	27%
90 Days or more delinquent loans to total loans	0.99%	0.35%	-	180%
Allowance for loan losses to total loans	1.71%	1.50%	-	15%

FINANCIAL HIGHLIGHTS (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands, except per share data)
	For the twelve months ended December 31,
	2008	2007	$ Change	% Change
Summary of Earnings:
Net interest income	$46,047	$44,680	1,367	3%
Provision for loan losses	14,782	8,915	5,867	66%
Noninterest income	21,004	24,100	(3,096)	-13%
Noninterest expense	79,868	78,238	1,630	2%
Loss before income taxes	(27,599)	(18,373)	(9,226)	-50%
Income tax benefit	(12,512)	(8,310)	(4,202)	51%
Net loss	(15,087)	(10,063)	(5,024)	-50%

Profitability and Productivity:
Return on average assets	-1.19%	-0.81%	-	-46%
Return on average equity	-24.37%	-13.83%	-	-76%
Net interest margin	4.11%	4.07%	-	1%
Net overhead ratio	4.20%	4.43%	-	-5%
Efficiency ratio	110.27%	115.33%	-	-4%
Mortgage loan production	1,327,128	1,123,409	203,719	18%
Average deposits per branch	39,593	36,198	3,395	9%

Per Share Data:
Basic loss per share	$(2.36)	$(1.57)	(0.79)	-50%
Diluted loss per share	$(2.36)	$(1.57)	(0.79)	-50%
Book value per share	$7.06	$10.17	(3.11)	-31%
Number of shares outstanding	6,452,631	6,351,611	101,020	2%
Average basic number of shares	6,390,046	6,396,142	(6,096)	0%
Average diluted number of shares	6,390,046	6,396,142	(6,096)	0%

Summary of Financial Condition:
At Period End:
Assets	$1,307,013	$1,246,822	60,191	5%
Trading and available for sale securities	52,232	81,948	(29,716)	-36%
Loans	978,696	854,920	123,776	14%
Deposits	950,233	904,953	45,280	5%
Borrowings	220,996	192,639	28,357	15%
Stockholders' equity	45,531	64,570	(19,039)	-29%

Average for the period:
Assets	$1,273,157	$1,244,084	29,073	2%
Trading and available for sale securities	75,501	99,122	(23,621)	-24%
Loans	905,634	847,151	58,483	7%
Deposits	935,112	901,798	33,314	4%
Borrowings	273,942	260,154	13,788	5%
Stockholders' equity	61,916	72,772	(10,856)	-15%

Capital Ratios:
Leverage	4.3%	6.9%	-	-37%
Tier 1 Capital to risk weighted assets	5.0%	8.2%	-	-39%
Total Capital to risk weighted assets	9.9%	14.2%	-	-30%

Asset Quality Statistics and Ratios:
Net Chargeoffs	11,072	8,525	2,547	30%
Non-performing assets	57,757	43,370	14,387	33%
90 Days or more delinquent loans	9,679	3,019	6,660	221%
Annualized net chargeoffs to average loans	1.22%	1.01%	-	21%
Non-performing assets to total assets	4.42%	3.48%	-	27%
90 Days or more delinquent loans to total loans	0.99%	0.35%	-	180%
Allowance for loan losses to total loans	1.71%	1.50%	-	15%

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)
	As of Dectember 31,
	2008	2007	$ Change	% Change
Assets:
Cash and due from banks	$21,045	$39,089	(18,044)	-46%
Interest-bearing deposits	46,294	52,232	(5,938)	-11%
Available-for-sale investment securities, at fair value	39,666	44,998	(5,332)	-12%
Trading Securities	12,566	36,950	(24,384)	-66%
Loans held for sale	60,203	80,920	(20,717)	-26%
Loans receivable	978,696	854,920	123,776	14%
Allowance for loan losses	(16,776)	(12,789)	(3,987)	31%
Loans, net	961,920	842,131	119,789	14%
Other real estate owned	18,994	18,981	13	0%
Restricted stock investments, at cost	7,066	5,983	1,083	18%
Property and equipment	49,964	52,215	(2,251)	-4%
Accrued interest receivable	6,335	7,181	(846)	-12%
Deferred income taxes	24,581	12,428	12,153	98%
Bank owned life insurance	36,436	34,931	1,505	4%
Prepaid expenses and other assets	21,943	18,783	3,160	17%
Total Assets	$1,307,013	$1,246,822	60,191	5%

Liabilities and Stockholders' Equity:
Liabilities:
Deposits	$950,233	$904,953	45,280	5%
Borrowings	220,996	192,639	28,357	15%
Junior subordinated deferrable interest debentures	73,724	73,724	-	0%
Accrued expenses and other liabilities	16,529	10,936	5,593	51%
Total Liabilities	1,261,482	1,182,252	79,230	7%

Stockholders' Equity
Common Stock	323	318	5	2%
Additional paid-in-capital	56,741	56,458	283	1%
Retained earnings	(5,485)	9,603	(15,088)	-157%
Accumulated other comprehensive loss	(6,048)	(1,809)	(4,239)	234%
Total Stockholders Equity	45,531	64,570	(19,039)	-29%
Total Liabilities and Stockholders' Equity	$1,307,013	$1,246,822	60,191	5%

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)	For the three months		For the twelve months
	ended December 31,		ended December 31,
	2008	2007	2008	2007
Interest Income:
Investments and interest-bearing deposits	$1,067	$2,141	$6,026	$9,146
Loans	19,276	19,928	78,017	79,369
Total Interest Income	20,343	22,069	84,043	88,515

Interest Expense:
Deposits	6,371	6,864	24,584	27,772
Borrowings and repurchase agreements	3,504	4,068	13,412	16,063
Total Interest Expense	9,875	10,932	37,996	43,835

Net Interest Income Before Provision for Loan Losses	10,468	11,137	46,047	44,680

Provision for Loan Losses	5,357	3,451	14,782	8,915

Net Interest Income After Provision for Loan Losses	5,111	7,686	31,265	35,765

Noninterest Income:
Service fees on deposits	1,561	1,743	6,346	6,482
ATM Fees	779	835	3,188	3,219
Gains on sales of mortgage loans	3,044	951	6,730	4,430
Other mortgage banking revenue	690	706	3,180	2,716
(Losses) gains on sales of investment securities, net	(4,632)	-	(5,377)	943
Commissions on sales of nondeposit investment products	120	206	816	1,049
Commissions on sales of other insurance products	1,002	815	3,231	2,822
Income from bank owned life insurance	374	374	1,505	1,439
(Loss) on trading assets and liabilities	(741)	(211)	(814)	(702)
Other	148	514	2,199	1,702
Total Noninterest Income	2,345	5,933	21,004	24,100

Noninterest Expense:
Salaries and employee benefits	8,906	9,008	37,274	36,260
Occupancy	2,891	2,540	11,144	9,848
Furniture, fixtures and equipment	977	919	3,876	3,602
Advertising	200	204	922	1,219
Data Processing	548	522	2,149	1,941
Professional services	723	374	1,905	1,552
Costs of other real estate owned	3,071	1,515	5,801	4,477
Valuation and secondary marketing reserves	93	413	355	3,934
Other	5,412	4,607	16,442	15,405
Total Noninterest Expense	22,821	20,102	79,868	78,238

Loss Before Income Taxes	(15,365)	(6,483)	(27,599)	(18,373)

Income Tax Benefit	(6,305)	(3,765)	(12,512)	(8,310)

Net Income	$(9,060)	$(2,718)	$(15,087)	$(10,063)

CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)
	For the three months ended December 31,
	2008		2007
	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate
Assets:
Loans
Commercial Loans and LOC	$76,056	5.63%	$69,062	7.26%
Comm/Res Construction	113,357	5.75%	128,571	7.84%
Commercial Mortgages	314,363	6.83%	283,076	7.40%
Residential Constr - Cons	76,180	4.84%	88,112	7.73%
Residential Mortgages	134,116	5.82%	81,533	5.82%
Consumer	239,004	12.42%	199,606	13.51%
Total Loans	953,076	7.70%	849,960	8.81%

Loans held for sale	42,444	5.69%	61,338	6.24%
Trading and available for sale securities, at fair value	59,373	6.38%	83,981	5.39%
Interest bearing deposits	81,266	0.50%	80,053	4.60%
Restricted stock investments, at cost	7,137	1.00%	5,983	5.98%

Total earning assets	1,143,296	7.00%	1,081,315	8.04%

Allowance for loan losses	(15,546)		(11,766)
Cash and other non earning assets	163,567		167,289

Total Assets	$1,291,317		$1,236,838

Liabilities and Stockholders' Equity:
Interest bearing deposits
NOW deposits	6,549	0.92%	10,094	0.19%
Savings deposits	51,867	0.34%	52,797	0.31%
Money market deposits	171,407	1.23%	278,136	2.91%
Time deposits	597,860	3.86%	411,653	4.59%
Total interest bearing deposits	827,683	3.07%	752,680	3.58%

Borrowings	287,580	4.85%	261,368	6.17%

Total interest bearing liabilities	1,115,263	3.53%	1,014,048	4.26%

Noninterest bearing demand deposits	116,901		148,661
Other liabilities	2,770		7,140
Stockholders' Equity	56,383		66,989

Total Liabilities and Stockholders' Equity	$1,291,317		$1,236,838

Net Interest Spread		3.47%		3.78%

Net Interest Margin		3.56%		4.03%

CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)
	For the twelve months ended December 31,
	2008		2007
	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate
Assets:
Loans
Commercial Loans and LOC	$75,790	5.95%	$72,231	7.68%
Comm/Res Construction	117,539	6.23%	134,521	7.90%
Commercial Mortgages	298,864	7.40%	292,612	7.40%
Residential Constr - Cons	87,831	6.28%	91,472	8.27%
Residential Mortgages	103,978	5.93%	67,927	4.86%
Consumer	221,632	13.07%	188,388	13.51%
Total Loans	905,634	8.23%	847,151	8.75%

Loans held for sale	59,925	5.77%	77,580	6.81%
Trading and available for sale securities, at fair value	75,501	5.94%	99,122	5.42%
Interest bearing deposits	72,701	1.79%	68,694	4.97%
Restricted stock investments, at cost	6,422	3.69%	6,122	5.91%

Total earning assets	1,120,183	7.50%	1,098,669	8.02%

Allowance for loan losses	(13,906)		(12,025)
Cash and other non earning assets	166,880		157,440

Total Assets	$1,273,157		$1,244,084

Liabilities and Stockholders' Equity:
Interest bearing deposits
NOW deposits	13,249	0.58%	9,858	0.21%
Savings deposits	54,918	0.33%	56,935	0.31%
Money market deposits	210,003	1.47%	287,837	3.52%
Time deposits	525,700	4.04%	384,157	4.54%
Total interest bearing deposits	803,870	3.06%	738,787	3.76%

Borrowings	273,942	4.91%	260,154	6.17%

Total interest bearing liabilities	1,077,812	3.54%	998,941	4.39%

Noninterest bearing demand deposits	131,242		163,011
Other liabilities	2,187		9,360
Stockholders' Equity	61,916		72,772

Total Liabilities and Stockholders' Equity	$1,273,157		$1,244,084

Net Interest Spread		3.96%		3.63%

Net Interest Margin		4.11%		4.07%